UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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FLUIDIGM CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUIDIGM CORPORATION

2 Tower Place, Suite 2000

South San Francisco, California 94080

(650) 266-6000

March 22, 2022

PROXY SUPPLEMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

FLUIDIGM CORPORATION

TO BE HELD ON FRIDAY, MARCH 25, 2022

This supplement, dated March 22, 2022 (which we refer to as this “supplement”), supplements the definitive proxy statement, dated February 24, 2022 (which we refer to as the “proxy statement”) filed by Fluidigm Corporation (which we refer to as “Fluidigm” or the “Company”). The proxy statement relates to the solicitation of proxies by Fluidigm’s Board of Directors (which we refer to as the “Fluidigm Board” or “Board”) for use at a special meeting of stockholders (which we refer to as the “special meeting”). The special meeting will be held at the Genesis SSF Performing Arts Center, located at 1 Tower Place, South San Francisco, California 94080 on March 25, 2022, at 9 a.m. local time.

The purpose of this supplement is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this supplement, the information provided in the proxy statement continues to apply. If information in this supplement differs from or updates information contained in the proxy statement, then the information in this supplement is more current and supersedes the different information contained in the proxy statement. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Terms used in this supplement that are not defined in this supplement have the meanings given to them in the proxy statement.

Supplemental Disclosures

On March 19, 2022, the Company received a communication from one of its stockholders concerning the possibility that an affiliate of a major investment bank may wish to lend the Company $125 million through a senior term loan, which loan would be an alternative to the Preferred Equity Financing. Any loan would be subject to a due diligence process, would require coordination with the Company’s other lenders (including Casdin and Viking), and would require negotiation and documentation. This communication was not accompanied by any written documentation regarding such loan or any evidence that the investment bank authorized the communication. The Company has never spoken with the investment bank about a term loan. In view of the non-specific and highly conditional nature of the communication concerning the term loan, the Board does not believe that it represents an actionable transaction. In the Board’s view (after consultation with its independent financial and legal advisors), the preliminary terms suggested by the stockholder as being available from the investment bank contained unfavorable financial terms including a high interest rate that were significantly inferior to those contained in the transactions with Casdin and Viking. Moreover, the Board does not believe that, in light of the Company’s current financial situation, assuming a large, additional debt burden is in the best interests of the Company or its stockholders. As discussed in the proxy statement, the Board approved the transactions with Casdin and Viking in part because they provided a significant capital infusion which will enable the Company to fund investments in organic and inorganic growth opportunities as well as optimize the Company’s cost structure. Finally, the Company has already begun to experience the loss of certain senior executives and employees, including our Chief Commercial Officer, and unlike the proposed transactions with Casdin and Viking, the preliminary term loan proposal did not address going-forward management considerations.

The Board continues to unanimously recommend that our stockholders vote “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval of the Private Placement Issuance Proposal, and “FOR” the approval of the Adjournment Proposal.